EXHIBIT 99.1

Royal Gold Provides Update on its Fiscal 2020 Third Quarter and

Further Update on Impacts of COVID-19

DENVER, COLORADO. APRIL 9,  2020:  ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company”) today announced that its wholly owned subsidiary, RGLD Gold AG, sold approximately 62,000 gold equivalent ounces comprised of approximately 50,000 gold ounces, 466,000 silver ounces and 1,900 tonnes of copper related to its streaming agreements during its fiscal 2020 third quarter ended March 31,  2020 (“third quarter”).  Third quarter stream sales were in line with the previous guidance range of 60,000 to 65,000 gold equivalent ounces.    The Company had approximately 27,000 gold equivalent ounces in inventory at the end of the third quarter consisting of 22,000 gold ounces and 436,000 silver ounces.  Inventory at the end of the third quarter was lower than the previous guidance range of 30,000 to 35,000 gold equivalent ounces primarily due to timing of deliveries.

RGLD Gold AG’s average realized gold, silver and copper prices for the third quarter were $1,569 per ounce, $17.79 per ounce, and $5,493 per tonne ($2.49 per pound), respectively, compared to $1,482, $17.38, and $5,920 ($2.69), respectively, in the prior quarter ended December 31,  2019 (“second quarter”).  Cost of sales was approximately $355 per gold equivalent ounce for the third quarter using the quarterly average silver-gold ratio of approximately 94 to 1 and copper-gold ratio of approximately 0.28 tonnes per ounce, compared to cost of sales of $349 per gold equivalent ounce in the second quarter.  Cost of sales is specific to our streaming agreements and is the result of the Company’s purchase of gold, silver or copper for cash payments at a set contractual price, or a percentage of the prevailing market price of gold, silver or copper when purchased.

Impacts of COVID-19

Temporary Curtailments by Operators of Principal Producing Properties

Several of Royal Gold’s operating counterparties have recently announced temporary operational curtailments due to the ongoing COVID-19 pandemic.  In addition to those detailed in the March 26, 2020 press release entitled “Royal Gold Provides Update on Mount Milligan and Issues Update on Impacts of COVID-19,”  recent announced changes at Royal Gold’s principal producing properties are:

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Centerra Gold Inc. announced on April 1 that reductions of manpower and throughput to 50,000 tonnes per day at the Mount Milligan mine would occur for 14 days starting on April 6.  Royal Gold holds the right to purchase 35% of the payable gold and 18.75% of the payable copper produced from Mount Milligan in return for a cash purchase price for gold equal to the lesser of $435 per ounce or the spot price for gold, and for a cash purchase price for copper equal to 15% of the spot price for copper, in each case at the time of delivery.  Mount Milligan contributed approximately $30.6 million, or 24.8% of total revenue, to Royal Gold during the quarter ended December 31, 2019 when it operated at an average throughput of 51,624 tonnes per operating day.    The financial impact of this reduction is not expected to be realized immediately as metal deliveries from Mount Milligan are generally received within six months of concentrate shipment.

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Newmont Corporation announced on April 1 that operations at the Peñasquito mine would ramp down due to a Mexican federal government decree to temporarily suspend all non-essential activities in Mexico until April 30.  Royal Gold owns a 2.0% net smelter return royalty on production from the Peñasquito mine, which contributed approximately $7.6 million, or 6.1% of total revenue, to Royal Gold during the quarter ended December 31, 2019.

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New Gold Inc. announced on April 3 that a systematic ramp-up of operations had begun at the Rainy River mine following the completion of a voluntary 14 day suspension.  Royal Gold owns the right to receive (i) 6.5% of the gold produced from Rainy River until 230,000 ounces have been delivered, and 3.25% of the gold thereafter, and (ii) 60% of the silver produced from Rainy River until 3,100,000 ounces have been delivered, and 30% thereafter, in return for payment of 25% of the spot price per ounce of gold and silver at the time of delivery.  Rainy River contributed approximately $7.6 million, or 6.1% of total revenue, to Royal Gold during the quarter ended December 31, 2019.

There may be additional curtailments relating to COVID-19 at Royal Gold’s principal or other producing properties, and any curtailment could be extended.  Operational curtailments at Royal Gold’s principal or other properties could have a material impact on Royal Gold revenues or financial condition in future periods.

Royal Gold Liquidity Update

Royal Gold maintains a $1 billion revolving credit facility that matures on June 3, 2024.  During the three months ended March 31, 2020, the Company repaid an additional $30 million of the outstanding borrowings under this facility, and as of March 31, 2020, had $105 million outstanding and $895 million available under this facility.  The interest rate on these borrowings was LIBOR plus 1.10% for an all in-rate of 1.87%.  As of March 31, 2020, the Company also had a cash balance of approximately $93 million.

On April 3, 2020, the Company drew an additional $200 million on the revolving credit facility at an interest rate of LIBOR plus 1.10% for an all-in rate of 2.54%, resulting in a total of $305 million outstanding and leaving $695 million available.  While there is no immediate requirement for the additional funds, the drawdown is a prudent precautionary measure taken to help ensure that cash is readily available to support continued business activities during the unprecedented and uncertain environment caused by COVID-19.   The Company believes that its current financial resources and funds generated from operations will be adequate to cover anticipated expenditures for debt service, general and administrative costs and capital expenditures for the foreseeable future.  Current financial resources are also available to fund dividends and for acquisitions of stream and royalty interests, including the conditional funding schedule in connection with the Khoemacau silver stream acquisition.

Any amounts outstanding under the revolving credit facility can be repaid at any time without premium or penalty.

Conference Call

Royal Gold’s third quarter 2020 results will be released after the market close on Wednesday, May 6, 2020, followed by a conference call the next day at noon Eastern Time (10:00 a.m. Mountain Time).  The call will be webcast and archived on the Company’s website for a limited time.

Fiscal 2020 third quarter earnings call information:

         Dial-In Numbers:           855-209-8260 (U.S.); toll free

                                                855-669-9657 (Canada); toll free

                                                412-542-4106 (International)

         Conference Title:           Royal Gold

         Webcast URL:               www.royalgold.com under Investors, Events & Presentations

About Royal Gold

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties, and similar production-based interests.  At March 31,  2020, the Company owned interests on 187 properties on five continents, including interests on 42 producing mines and 16 development stage projects.  Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker

Vice President Investor Relations and Business Development

(720)  554-6995

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include: statements regarding third quarter operating results, the expected impacts of COVID-19 and operator curtailments on Royal Gold’s operating and financial results and anticipated liquidity and cash needs.  Factors that could cause actual results to differ materially from projections and estimates include, among others, precious metals, copper and nickel prices; production from the Company's stream and royalty properties; economic and market conditions; the impacts of COVID-19 on operators or production;  and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

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